As filed with the U.S. Securities and Exchange Commission on September 17, 2024

Registration No. 333-270958

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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Amendment No. 7 to
FORM F-1
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

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HUHUTECH International Group Inc.
(Exact name of registrant as specified in its charter)

_______________

Not Applicable
(Translation of Registrant’s Name into English)

________________

Cayman Islands	3366	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

3-1208 Tiananzhihui Compound
228 Linghu Road
Xinwu District, Wuxi City, Jiangsu Province
People’s Republic of China 214135
0510-88681689 — telephone
(Address, including zip code, and telephone number, including area code, of principal executive offices)

________________

Cogency Global Inc.
122 East 42nd Street, 18th Floor
New York, NY 10168
(Name, address, including zip code, and telephone number, including area code, of agent for service)

________________

Copies to:

William S. Rosenstadt, Esq. Jason (Mengyi) Ye, Esq. Yarona L. Yieh, Esq. Ortoli Rosenstadt LLP 366 Madison Avenue, 3rd Floor New York, NY 10017 Telephone: +1-212-588-0022	Ying Li, Esq. Guillaume de Sampigny, Esq. Hunter Taubman Fischer & Li LLC 950 Third Avenue, 19th Floor New York, NY 10022 Telephone: +1-212-530-2206

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Approximate date of commencement of proposed sale to public: As soon as practicable after the effective date of this Registration Statement.

If any securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

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†        The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to such Section 8(a), may determine.

EXPLANATORY NOTE

This Amendment No. 7 is being filed solely for the purpose of refiling exhibit 5.1 to this registration statement on Form F-1 (File No. 333-270958) or the Registration Statement, and to amend and restate the exhibit index and Item 7 set forth in Part II of the Registration Statement. No changes have been made to the Registration Statement other than this explanatory note as well as revised versions of the cover page and Part II of the Registration Statement. This Amendment No. 7 does not contain copies of the prospectus included in the Registration Statement, which remains unchanged from Amendment No. 6 to the Registration Statement filed on September 9, 2024, and consists only of the cover page, this explanatory note and Part II of the Registration Statement.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 6.    INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our amended memorandum and articles of association provide that every director, alternate director, secretary or officer, and the personal representatives of the same, shall be indemnified out of the assets and profits of the Company against any liability incurred by him as a result of any act or failure to act in or about the conduct of the Company’s business or affairs or in the execution or discharge of his duties, powers, authorities or discretions other than such liability (if any) that he may incur by his dishonesty, wilful default or fraud.

To the extent permitted by law, we may make a payment, or agree to make a payment, whether by way of advance, loan or otherwise, for any legal costs incurred by an existing or former secretary or any of our officers in respect of any matter identified in above on condition that the secretary or officer must repay the amount paid by us to the extent that it is ultimately found not liable to indemnify the secretary or that officer for those legal costs.

The Underwriting Agreement, the form of which has been filed as Exhibit 1.1 to this Registration Statement, will also provide for indemnification of us and our officers and directors.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 7.    RECENT SALES OF UNREGISTERED SECURITIES.

Since inception, we have issued the following securities. We believe that each of the following issuances was exempt from registration under the Securities Act in reliance on Rule 901 of Regulation S under the Securities Act regarding sales by an issuer in offshore transactions, or Section 4(a)(2) under the Securities Act regarding transactions not involving a public offering. No underwriters were involved in these issuances of securities.

Founding Transactions

On July 8, 2021, we issued 5,000,000 Ordinary Shares in connection with the incorporation of the Company pursuant to the exemptions from registration under Rule 901 of Regulation S and Section 4(a)(2) under the Securities Act.

The details of the above-mentioned issuance are as follows:

Shareholders	Date of Issuance	Number of Securities	Consideration
Harneys Fiduciary (Cayman) Limited*	July 8, 2021	1	US$ 0.00001
Billion Wang Holdings Limited	July 8, 2021	2,061,999	US$ 20.6
Army Xiao Holdings Limited	July 8, 2021	2,109,500	US$ 21.1
Fountain Qian Holdings Limited	July 8, 2021	210,000	US$ 2.1
Lucky Wei Holdings Limited	July 8, 2021	155,000	US$ 1.6
Increase Willpower Limited Partnership	July 8, 2021	463,500	US$ 4.6

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*        On July 8, 2021, Harneys Fiduciary (Cayman) Limited transferred 1 share to Billion Wang Holdings Limited. pursuant to Section 4(a)(1) of the Securities Act, for transactions by persons other than an issuer, underwriter, or dealer.

Share Split

On July 15, 2024, the Company effected a 1-for-4 forward split of our Ordinary Shares. As a result, the authorized share capital of the Company is US$50,000 divided into 20,000,000,000 Ordinary Shares, of which 20,000,000 Ordinary Shares are issued and outstanding.

Giving effect to the forward split of our Ordinary Shares, the details are as follows:

Shareholders	Number of Securities before Stock Split	Number of Securities after Stock Split
Billion Wang Holdings Limited	2,062,000	8,248,000
Army Xiao Holdings Limited	2,109,500	8,438,000
Fountain Qian Holdings Limited	210,000	840,000
Lucky Wei Holdings Limited	155,000	620,000
Increase Willpower Limited Partnership	463,500	1,854,000

ITEM 8.    EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a)    Exhibits

See Exhibit Index beginning on page II-4 of this registration statement.

(b)    Financial Statement Schedules

Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the Consolidated Financial Statements or the Notes thereto.

ITEM 9.    UNDERTAKINGS.

The undersigned registrant hereby undertakes to provide to the Underwriter at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the Underwriter to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 6, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)     to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;

(ii)    to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)   to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that: Paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)    That for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant under Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(3)    That for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(4)    That for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)    That for the purpose of determining any liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)     any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)    any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)   the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)   any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

HUHUTECH International Group Inc.

Exhibit Index

Exhibit No.	Description
1.1***	Form of Underwriting Agreement
3.1***	Amended and Restated Memorandum and Articles of Association
4.1***	Form of Underwriter’s Warrant
5.1*	Opinion of Mourant Ozannes (Cayman) LLP regarding the validity of the Ordinary Shares being registered
5.2***	Opinion of Ortoli Rosenstadt LLP, U.S. counsel to HUHUTECH International Group Inc., as to the enforceability of the Underwriters Warrants
8.1***	Opinion of Jiangsu Junjin Law Firm regarding certain PRC tax matters (included in Exhibit 99.1)
10.1***	Form of Employment Agreement by and between Executive Officers and the Company
10.2***	Form of Lock-Up Agreement
10.3***	English Translation of Lease Agreement between the Company and Yue Li Leasing Service (Nanjing) Co., Ltd. (No. 13, Jinding Road, Qiaolin Street, Pukou District, Nanjing City, Jiangsu Province, China)
10.4***

English Translation of Lease Agreement between the Company and Li Xun (Room 804, Unit 2, Building 13, Zuoling New City 3rd Community, Gaoxin Avenue, Donghu High-tech Zone, Wuhan City, Hubei Province, China)

10.5***	English Translation of Lease Agreement between the Company and Yan Aiqin (Room 1302, Unit 1, Building 17, Yuquan Community, Zuoling, Donghu New District, Wuhan City, Hubei Province, China)
10.6***	English Translation of Lease Agreement between the Company and Yu Hongfeng (Room 606, Building 27, Lianlian Community, Shushan District, Hefei City, Anhui Province, China)
10.7***

English Translation of Lease Agreement between the Company and Anhui Jingshang Commercial Operation Co., Ltd. (Shop room (1-3 floors) at No. 117, Building 1F, Area F, Jingshang Trade City, Yaohai District, Hefei City, Anhui Province, China)

10.8***

English Translation of Lease Agreement between the Company and Wuxi Tian'an Smart City Technology Industry Development Co., LTD (Office Building 9, Tianan Smart City, Xin'an Street, Xinwu District, Wuxi City, Jiangsu Province, China)

10.9***	English Translation of Lease Agreement between the Company and Fan Ronghua (Room 401, Building 29, Area 5, Xin'an Garden, Xin'an Street, Xinwu District, Wuxi City, Jiangsu Province, China)
10.10***	English Translation of Loan Agreement between the Company and Bank of Communications dated June 28, 2024
10.11***	English Translation of Lease Agreement between the Company and Sakura Real Estate Co., Ltd. (2-13-7, Jigyo-ku, Chuo-ku, Fukuoka shi, Japan)
10.12***	English Translation of Lease Agreement between the Company and Iida Support Co., Ltd. (2-1, Kuwamizu 2-chome, Chuo-ku, Kumamoto-shi, Japan (Room #403))
10.13***	English Translation of Lease Agreement between the Company and Iida Support Co., Ltd. (2-1, Kuwamizu 2-chome, Chuo-ku, Kumamoto-shi, Japan (Room #503))
10.14***	English Translation of Lease Agreement between the Company and Megumi (2-20, Kuwamizu 2-chome, Chuo-ku, Kumamoto-shi, Japan)
10.15***	English Translation of Property Certificate of Tianan Zhihui City property owned by the Company
10.16***	English Translation of Property Purchase Contract between the Company and regarding the purchase of Tiananzhihui City Property
10.17***	English Translation of online working capital loan general agreement between the Company and Bank of Ningbo dated July 28, 2023
10.18***	English Translation of Working Capital Loan Agreement between the Company and Bank of China (Wuxi Branch) dated August 3, 2023
10.19***	English Translation of Working Capital Loan Agreement between the Company and Bank of China (Wuxi Branch) dated August 11, 2023
10.20***	English Translation of Working Capital Loan Agreement between the Company and Bank of China (Wuxi Branch) dated November 27, 2023
10.21***	English Translation of Working Capital Loan Agreement between the Company and Bank of Jiangsu dated March 19, 2024

Exhibit No.	Description
10.22***	English Translation of Working Capital Loan Agreement between the Company and Bank of Jiangsu dated March 26, 2024
10.23***	English Translation of Loan Agreement between the Company and Bank of Kumamoto dated April 16, 2024
10.24***	English Translation of Agreement between Li Yi System Engineering (Shanghai) Limited and the Company dated September 15, 2020
10.25***	English Translation of Sales Agreement between AUO and the Company dated December 8, 2020
10.26***	English Translation of Installation Agreement between Hefei Lanke and the Company dated April 1, 2021
10.27***	English Translation of Sales Agreement between Shiyuan and the Company dated July 9, 2021
10.28***	English Translation of Project Contract between China Electronics and the Company dated June 8, 2021
10.29***	English Translation of Employment Agreement between the Chief Executive Officer, Yujun Xiao, and the Company
10.30***	English Translation of Employment Agreement between the Chief Financial Officer, Huiping Zhang, and the Company
10.31***	English Translation of Employment Agreement between the Chief Technology Officer, Xiaoming Chen, and the Company
10.32***	English Translation of Software Purchase Agreement between the Company and Anhui Zhongke dated March 8, 2022
10.33***	English Translation of Loan Agreement between the Company and Bank of Kumamoto dated April 26, 2024
10.34***	English Translation of Loan Agreement between the Company and Bank of Ningbo dated April 29, 2024
10.35***	English Translation of Loan Agreement between the Company and Bank of China dated May 30, 2024
10.36***	English Translation of Loan Agreement between the Company and Bank of Kumamoto dated June 6, 2024
10.37***	English Translation of Loan Agreement between the Company and Bank of Communications dated June 27, 2024
14.1***	Code of Business Conduct and Ethics of the Registrant
21.1***	List of Subsidiaries
23.1***	Consent of Wei, Wei & Co., LLP
23.2*	Consent of Mourant Ozannes (Cayman) LLP (included in Exhibit 5.1)
23.3***	Consent of Ortoli Rosenstadt LLP (included in Exhibit 5.2)
23.4***	Consent of Jiangsu Junjin Law Firm (included in Exhibits 8.1 and 99.1)
99.1***	Opinion of Jiangsu Junjin Law Firm, People’s Republic of China counsel to the Registrant, regarding certain PRC law matters
99.2***	Audit Committee Charter
99.3***	Compensation Committee Charter
99.4***	Nomination Committee Charter
99.5***	Consent of Xiaoqiu Zhang
99.6***	Consent of Qi Zheng
99.7***	Consent of Jin Ma
107***	Filing Fee Table

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*        Filed herewith.

***    Previously filed

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Jiangsu, China, on September 17, 2024.

HUHUTECH International Group Inc.
By:	/s/ Yujun Xiao
	Name:	Yujun Xiao
	Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on September 17, 2024.

Signature	Title
/s/ Yujun Xiao	Chief Executive Officer and Director
Name: Yujun Xiao	(Principal Executive Officer)
/s/ Huiping Zhang	Chief Financial Officer
Name: Huiping Zhang	(Principal Financial Officer and Accounting Officer or Controller)
/s/ Yinglai Wang	Chairperson of the Board
Name: Yinglai Wang

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of HUHUTECH International Group Inc., has signed this registration statement or amendment thereto in New York on September 17, 2024.

Authorized U.S. Representative
Cogency Global Inc.
By:	/s/ Colleen A. De Vries
	Name:	Colleen A. De Vries
	Title:	Senior Vice President